Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Meridian Waste Solutions, Inc. of our report dated April 16, 2018, relating to the consolidated financial statements of Meridian Waste Solutions, Inc., which report appears in the Form 10-K of Meridian Waste Solutions, Inc. for the year ended December 31, 2017 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

April 26, 2018